EXHIBIT 99.1

Cleveland BioLabs Reports First Quarter 2013 Financial Results and Development Progress

BUFFALO, N.Y., May 9, 2013 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results and development progress for the first quarter ended March 31, 2013.

Cleveland BioLabs reported a net loss attributable to its common stockholders for the first quarter of 2013 of $9.8 million, or $0.22 per share of common stock, as compared to a net loss attributable to its common stockholders of $5.4 million, or $0.15 per share of common stock, for the first quarter of 2012.

At March 31, 2013, the Company had $21.1 million in cash, cash equivalents and short-term investments, $13.4 million of which was available for general use and $7.7 million of which was restricted for the use of majority-owned subsidiaries.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "We recently took some significant steps forward in aligning our organization to support our evolution into a more clinically-oriented company. We announced the addition of three new directors to our board. Julia Brown and Anthony Principi, J.D. both have long histories of leadership roles in the pharmaceutical industry, and in Anthony's case, the Federal government, as well. We believe their first-hand experience and understanding of the challenges we face as a young drug development company and a government contractor will help us better navigate the road ahead. Randy Saluck, J.D., MBA has been a shareholder of CBLI since 2009 and adds the perspective of more than 20 years of fund management and investment banking on Wall Street.

"In addition, we have intensified our focus on regulatory affairs and clinical development, which was reflected by our addition of Jean Viallet, M.D. as Chief Development Officer, along with Gillian Miller, Ph.D., as Senior Director of Regulatory Affairs and Judith Schnyder, MBA as Director of Clinical Operations. We believe these enhancements to our operational leadership will be invaluable as we advance our oncology clinical trials and pursue approval of Entolimod as a radiation countermeasure."

Operational Highlights

Enrollment of the Entolimod advanced cancer trial at Roswell Park Cancer Institute continues. To date, no serious adverse events have been reported.

The Company recently announced publication of studies identifying the liver as a key mediator of Entolimod's tissue-protective and anticancer activities in Proceedings of the National Academy of Sciences of the United States of America (PNAS), the official journal of the United States National Academy of Sciences. These studies provide new mechanistic insight into the radioprotection, radiomitigation and anticancer activities of Entolimod, strengthening the understanding of the drug's ability to mitigate radiation damage to the hematopoietic system and the hypothesis behind the ongoing clinical study in advanced cancer patients at Roswell Park Cancer Institute. The previously unanticipated effects of Entolimod on hepatocytes and the liver microenvironment defined in this work suggest that prevention or treatment of liver metastases and protection of the liver from various types of cell stress are additional areas of prospective clinical application for Entolimod.

Incuron, LLC, one of Cleveland BioLabs' majority-owned subsidiaries, is dosing the third cohort in a Phase 1, single agent, dose escalation study of the oral formulation of CBL0137 in patients with advanced solid tumors that are resistant or refractory to standard of care treatment in the Russian Federation. An Investigational New Drug application for a multi-center, Phase 1, single agent, dose escalation trial evaluating intravenous administration of CBL0137 in patients with metastatic or unresectable advanced solid cancers has been allowed by the U.S. Food and Drug Administration and the protocol is being finalized.

The final cohort of the dose escalation arm in Incuron's ongoing Phase 1 single-dose ascending trial of CBL0102 in advanced cancer patients with liver metastases has been completed, reaching at least the equivalent efficacious dose reached in preclinical studies.  Pending a decision from the review board, it may be decided that this trial has achieved its goals with regard to safety and may be concluded.  An investigator-initiated trial with CBL0102 in combination with Erlotinib in patients with advanced non-small-cell lung cancer is being prepared with plans to open it for patient accrual at the Case Comprehensive Cancer Center and the Cleveland Clinic.

Further Financial Highlights

Revenue for the first quarter ended March 31, 2013 increased to $1.4 million compared to $0.9 million for the prior year's period, primarily due to increases in funding from the Russian Federation's Ministry of Industry and Trade and Skolkovo Foundation.

Research and development expense for the first quarter was $5.3 million compared to $6.0 million for the same period in 2012.  This decrease was primarily due to the efforts to complete a pivotal non-human primate study during the first quarter of 2012.

General and Administrative expense for the first quarter was $3.5 million compared to $2.4 million for the first quarter of 2012. This increase was primarily attributable to increases in general and administrative functions at our subsidiaries and business development expenditures, among other items.

As of December 31, 2012, Cleveland BioLabs had approximately 44.9 million shares of common stock outstanding.

Conference Call Information

Management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-8031 (US) or 201-689-8031 (International), approximately five to ten minutes before the call start time.  A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on May 9, 2013, at 1:00 p.m. ET through May 23, 2013, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 413582.  An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging a deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; the conduct and results of our various clinical trials; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the Company's failure to successfully and timely develop new products; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Vice President, Investor Relations
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

TABLES FOLLOW

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SEEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 19,769,013	$ 25,652,083
Short-term investments	1,286,861	2,633,944
Accounts receivable	477,180	41,896
Other current assets	1,136,042	1,078,040
Total current assets	22,669,096	29,405,963

Equipment, net	910,897	986,553
Restricted cash	1,541,842	1,577,920
Other long-term assets	61,592	39,597

Total assets	$ 25,183,427	$ 32,010,033

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,234,575	$ 1,523,875
Accrued expenses	3,285,022	2,410,592
Deferred revenue	3,024,565	3,314,918
Accrued warrant liability	7,553,382	4,105,659
Current portion of capital lease obligation	74,276	71,679
Total current liabilities	15,171,820	11,426,723

Noncurrent portion of capital lease obligation	78,030	97,602

Commitments and contingencies	--	--

Total liabilities	15,249,850	11,524,325

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity (deficit)	(3,130,884)	6,333,167
Noncontrolling interest in stockholders' equity	13,064,461	14,152,541
Total stockholders' equity	9,933,577	20,485,708

Total liabilities and stockholders' equity	$ 25,183,427	$ 32,010,033

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended March 31,
	2013	2012
Revenues:
Grants and contracts	$ 1,367,472	$ 931,397

Operating expenses:
Research and development	5,331,615	5,985,801
General and administrative	3,483,372	2,427,471
Total operating expenses	8,814,987	8,413,272

Loss from operations	(7,447,515)	(7,481,875)

Other income (expense):
Interest and other income	79,956	55,641
Foreign exchange gain (loss)	28,134	(692,416)
Change in value of warrant liability	(3,447,723)	1,719,756
Total other income (expense)	(3,339,633)	1,082,981

Net loss	(10,787,148)	(6,398,894)

Net loss attributable to noncontrolling interests	1,022,825	1,011,748

Net loss attributable to Cleveland BioLabs, Inc.	$ (9,764,323)	$ (5,387,146)

Net loss available to common stockholders per share of common stock, basic and diluted	$ (0.22)	$ (0.15)

Weighted average number of shares used in calculating net loss per share, basic and diluted	44,826,576	35,657,563

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Quarter Ended March 31,
	2013	2012

Cash flows used in operating activities	$ (7,003,302)	$ (4,794,372)
Cash flows provided by (used in) investing activities	1,295,121	(81,560)
Cash flows provided by financing activities	(16,974)	(3,541)
Effect of exchange rate change on cash and equivalents	(157,915)	118,371

Increase in cash and cash equivalents	(5,883,070)	(4,761,102)

Cash and cash equivalents at beginning of period	25,652,083	22,872,589

Cash and cash equivalents at end of period	$ 19,769,013	$ 18,111,487